EXHIBIT A

THIS  PROMISSORY  NOTE  HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
(THE "ACT") AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED UNLESS EITHER IT IS FIRST REGISTERED UNDER THE ACT OR SUCH SALE, ASSIGNMENT OR TRANSFER IS MADE PURSUANT TO AN EXEMPTION GRANTED UNDER THE ACT.

IN ADDITION, THIS PROMISSORY NOTE MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS PERMITTED HEREUNDER.

                                 PROMISSORY NOTE
                                 ---------------

US  $2,000,000                                                  August  3,  2000


          FOR VALUE RECEIVED, DA CONSULTING GROUP, INC., a Texas corporation (the "Borrower") promises to pay to the order of PURSE HOLDING LIMITED, a British Virgin Islands limited company ("Lender") at such place as Lender may designate from time to time in writing, the principal amount of Two Million Dollars ($2,000,000) in lawful money of the United States of America, together with interest thereon as hereinafter provided in this Promissory Note (this "Note"). This Note has been executed and delivered pursuant to the terms of a Securities Purchase Agreement, dated August 2, 2000, by and between the Borrower and the Lender (the "Purchase Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

          1.     Payment  at  Maturity.  The  principal  amount evidenced hereby
                 ---------------------
shall be payable on the date (the "Maturity Date") which is (i) ninety (90) days after the date hereof, or (ii) in the event that a Special Meeting is held prior to the expiration of such ninety (90) day period, and (a) Shareholder Approval is obtained at such Special Meeting, on the earlier to occur of the Closing Date and seven (7) days after the date of such Special Meeting, or (b) Shareholder Approval is not obtained at such Special Meeting, then the Maturity Date shall be the date ninety (90) days after the date of such Special Meeting.

          2.     Interest.  All  amounts outstanding from time to time hereunder
                 --------
shall bear interest until such amounts are paid, at a rate equal to the prime rate of interest announced from time to time by Citibank, N.A. ("Base Rate"), plus three percent (3%) per annum, which rate shall change from time to time when and as such Base Rate changes. The annual interest rate shall be calculated for the actual days elapsed on the basis of a 360-day year. Such interest rate shall apply before and after maturity and judgment. Such interest shall be payable on the Maturity Date.

          3.     Payments  in General. In the event that Shareholder Approval is
                 --------------------
obtained, the principal of and accrued interest on this Note shall be paid as set forth in the Purchase Agreement, and this Note shall be canceled in connection therewith by the Lender upon receipt of payment in full.

          4.     No  Prepayments.  This  Note  may not be prepaid in whole or in
                 ---------------
part.

          5.      Events  of  Default.  The  occurrence  of  one  or more of the
                 --------------------
following  events  shall  constitute  an  event  of  default  hereunder:

               (a) Borrower shall fail to make any payment due to Lender under this Note when and as the same shall become due and payable whether at maturity, by acceleration or otherwise.

               (b) Any governmental authority or court shall take any action, or any other event shall occur with respect to the Borrower which has a Material Adverse Effect on the Borrower or on the ability of the Borrower to perform its obligations hereunder or under the Purchase Agreement; or

               (c) If Borrower becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within ninety
(90) days; makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within ninety (90) days; if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by Borrower; if any order for relief is entered relating to any of the foregoing proceedings; if Borrower shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if Borrower shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing.

          6.   Remedies.
               --------

               (a) Upon the occurrence of any event of default, the entire unpaid principal sum hereunder plus any and all interest accrued thereon plus all other sums due and payable to Lender hereunder shall, (i) if such event of default is referred to in paragraph 5(a) or (b) above, at the option of Lender, or (ii) if such event of default is referred to in paragraph 5(c) above, automatically become due and payable immediately without presentment, demand, notice of nonpayment, protest, notice of protest, or other notice of dishonor, all of which are hereby expressly waived by Borrower.

               (b) No right or remedy conferred upon or reserved to Lender hereunder or now or hereafter existing at law or in equity is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and concurrent, and in addition to every other such right or remedy, and may be pursued singly, concurrently, successively or otherwise, at the sole discretion of Lender, and shall not be exhausted by any one exercise thereof but may be exercised as often as occasion therefor shall occur.

          7.     Waivers.  Borrower hereby waives presentment, demand, notice of
                 -------
nonpayment, protest, notice of protest, notice of dishonor and any and all other notices in connection with any default in the payment of, or any enforcement of the payment of, all amounts due under this Note. To the extent permitted by law, Borrower waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect.

          8.     Notices.  All  notices  required  to  be  given  to  any of the
                 -------
parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party or sent by telecopy or overnight courier to such party at its address set forth below:

Borrower:              DA Consulting Group, Inc.San Felipe Plaza
                       5847 San Felipe, Suite 3700
                       Houson, Texas  77057
                       Attention:  John E. Mitchell, Chief Executive Officer
                       Telecopy No.:  (713) 361-3001

With a copy to:        Pepper Hamilton LLP
                       3000 Two Logan Square
                       Eighteenth and Arch Streets
                       Philadelphia, PA  19103-2799
                       Attention:  Barry M. Abelson, Esquire
                       Telecopy No.:  (215) 981-4750

Lender:                Purse Holding Limited
                       Altstetterstrasse 126
                       P.O. Box 1705
                       CH-8048
                       Zurich, Switzerland
                       Attention:  Fredy Eckstein
                       Telecopy No.:  +41-1-439 6266

With a copy to:        Morrison & Foerster LLP
                       1290 Avenue of the Americas
                       New York, New York  10104
                       Attention:  Joseph Bartlett, Esquire
                       Telecopy No.:  (212) 468-7900


Such notice shall be deemed to be given when received if delivered personally or by telecopy or two business days after the date mailed if sent by an overnight courier. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

          9.     Severability.  In  the event that any provision of this Note is
                 ------------
held to be invalid, illegal or unenforceable in any respect or to any extent, such provision shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. Any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          10.     Successors;  Transfer.  This  Note  inures  to  the benefit of
                  ---------------------
Lender and binds Borrower, and their respective successors, and the words "Lender" and "Borrower" whenever occurring herein shall be deemed and construed to include such respective successors and assigns. Notwithstanding the foregoing, this Note may not be transferred by either (a) the Lender, except with the Borrower's consent which shall not be unreasonably withheld, or (b) the Borrower.

          11.     Governing Law; Submission to Jurisdiction.  This Note shall be
                  -----------------------------------------
governed by and construed in accordance with the laws of the State of New York, without regard to the principals of conflict of laws. Any proceeding relating to this Note may be brought only in the federal or state courts sitting the

State of New York, to the jurisdiction and venue of which the parties hereby submit. This Note may not be altered or amended, except by a writing duly signed by the party against whom such alteration or amendment is sought to be enforced. No course of dealing between the Lender and the Borrower or any delay on the part of the Borrower in exercising any rights hereunder shall operate as a waiver of any right. Upon receipt by the Borrower of the evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and upon surrender and cancellation of such Note, if mutilated, the Borrower will make and deliver in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the original date of this Note. The Borrower agrees to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Note.

          IN WITNESS WHEREOF, the Borrower has duly executed this Note the day and year first above written.


                                               DA  CONSULTING  GROUP,  INC.


                                               By:  __________________________
                                                    Name:
                                                    Title: